Exhibit 99.1

SYNAGEVA BIOPHARMA REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

- Data at NSGC meeting highlights late onset LAL Deficiency disease severity -

LEXINGTON, Mass., November 6, 2012 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a clinical stage biopharmaceutical company developing therapeutic products for rare disorders, today reported third quarter 2012 financial results and announced data from two posters on late onset LAL Deficiency presented at the recent National Society for Genetic Counselors (NSGC) meeting held October 24-27, 2012, in Boston, MA.

Late onset LAL Deficiency literature review data presented at NSGC meeting

During a poster session at the NSGC meeting, investigators presented their analysis of 135 cases of late onset LAL Deficiency (or Cholesteryl Ester Storage Disease, CESD) found in the published scientific literature for whom clinical information, liver pathology, and serum lipid levels were reported. The analysis revealed CESD-associated liver disease in all patients, including hepatomegaly in 99% of patients and elevated transaminases in all 52 patients with ALT & AST results. The investigators’ review of all 112 biopsy samples demonstrated characteristic histopathology including massive lysosomal lipid accumulation (microvesicular steatosis), cholesteryl ester crystals, fibrosis, and/or micronodular cirrhosis. Liver failure resulted in esophageal varices in 12 patients, nine liver transplants, and 8 of 11 reported deaths.

An additional poster from the same group of cases provided further details of the liver biopsy results. In CESD patients who had liver biopsies, fibrosis and/or cirrhosis due to abnormal fat accumulation affected more than 50% of patients, and importantly these abnormalities occurred in some patients within the first year of life. “These analyses clearly demonstrate the serious, chronic health consequences of late onset LAL Deficiency, and also remind us again that these complications can strike very early in childhood,” said Anthony Quinn, MBChB, PhD, FRCP, Senior Vice President and Chief Medical Officer of Synageva BioPharma. “The insights from this extensive literature review are consistent with findings from our ongoing review of the natural history of late onset LAL Deficiency.”

Both posters entitled “Liver Disease and Chronic Liver Failure have Complete Penetrance in Cholesteryl Ester Storage Disease, a Form of Lysosomal Acid Lipase Deficiency” and “Cholesteryl Ester Storage Disease (CESD): An Under-Recognized Disease of Lysosomal Acid Lipase Deficiency with Liver Dysfunction/Failure and Hyperlipidemia” were submitted by Donna L. Bernstein, MS, CGC et al, from the Division Of Medical Genetics, Steven and Alexandra Cohen Medical Center of New York, North Shore-Long Island Jewish Health System, New York.

Third Quarter 2012 Financial Results

For the quarter ended September 30, 2012, Synageva reported a net loss of $10.2 million compared to a net loss of $6.8 million for the corresponding quarter of the prior year. Results for the quarter ended September 30, 2011 refer to the results for Synageva BioPharma Corp., the private predecessor to the company resulting from the combination of private Synageva and Trimeris.

Revenue for the quarter ended September 30, 2012 of $5.4 million consists of $2.1 million of Fuzeon royalties from Roche, as well as revenue from Synageva’s collaboration agreements of $3.3 million. Total operating expenses for the quarter ended September 30, 2012, including R&D and G&A expenses, totaled $15.6 million compared to $7.0 million for the corresponding quarter of the prior year. Non-cash stock-based compensation expense totaled $1.6 million for the quarter ended September 30, 2012, compared to $0.1 million for the corresponding quarter of the prior year. Non-cash amortization of developed technology totaled $1.0 million for the quarter ended September 30, 2012. There was no amortization of developed technology in the corresponding quarter of the prior year.

As of September 30, 2012, Synageva had a cash balance of $233.4 million that includes net proceeds from a July 2012 public offering of the company’s common stock. There is no outstanding debt.

2012 Financial Outlook

Synageva reiterates its previous net operating loss guidance of between $40 and $45 million for 2012. The net operating loss is primarily due to investments necessary to support the global clinical development of lead program SBC-102 (sebelipase alfa), the expansion of a global commercial infrastructure, and the advancement of pipeline programs.

About Synageva’s Lead Program

Sebelipase alfa is a recombinant form of the human Lysosomal Acid Lipase (LAL) enzyme under development by Synageva as an enzyme replacement therapy for LAL Deficiency, a lysosomal storage disorder (LSD). Synageva currently evaluates sebelipase alfa in global clinical trials and sebelipase alfa has been granted orphan designations by the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency, and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received “fast track” designation by the FDA.

About LAL Deficiency

Lysosomal Acid Lipase Deficiency is a rare, autosomal recessive LSD that is caused by a marked decrease in LAL enzyme activity. Late onset LAL Deficiency, sometimes called Cholesteryl Ester Storage Disease (CESD), affects both children and adults. In these patients, the buildup of fatty material in the liver, spleen and blood vessel walls leads to complications resulting in significant morbidity and mortality. Early onset LAL Deficiency, sometimes called Wolman disease, affects infants and is characterized by severe malabsorption, growth failure, and hepatic failure and is usually fatal within the first year of life.

About Synageva BioPharma Corp.

Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and planned commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical need. Synageva has several protein therapeutics in its drug development pipeline. The company has assembled a team with a proven record of bringing therapies to patients with rare diseases.

Further information regarding Synageva BioPharma Corp. is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements” under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, including those identified under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2012 and other filings Synageva periodically makes with the SEC, and others of which are not. Synageva’s future financial results may differ from those currently anticipated due to a number of factors, including unanticipated costs in its research and development programs, fluctuations in royalty revenues and unplanned costs associated with maintaining and enforcing patents and other patent-related costs. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

“Dedicated to Rare Diseases®” is a registered trademark and “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

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Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com

Synageva BioPharma Corp.

Statement of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Royalty revenue	$2,132	$—	$5,028	$—
Collaboration and license revenue	3,296	88	4,990	193
Other revenue	—	96	56	292

Total revenue	5,428	184	10,074	485

Operating expenses:
Research and development	11,373	4,376	26,793	12,197
General and administrative	4,244	2,627	11,051	5,906

Total operating expenses	15,617	7,003	37,844	18,103

Loss from operations	(10,189)	(6,819)	(27,770)	(17,618)

Other income (expense), net	—	16	—	(183)
Interest income (expense), net	7	(20)	12	(27)

Net loss	$(10,182)	$(6,823)	$(27,758)	$(17,828)

Basic and diluted net loss per share (1)	$(0.43)	$(92.21)	$(1.26)	$(143.77)

Weighted average shares used in basic and diluted per share computations (1)	23,825	74	21,984	124

(1)	Per share computations for the three months ended September 30, 2011 are based on Private Synageva’s historic common stock balance, which excludes the impact of the conversion of preferred stock.

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
Cash and cash equivalents	$233,407	$60,232
Working capital	223,981	56,392
Total assets	256,770	83,298
Accumulated deficit	(143,598)	(115,840)
Total stockholders’ equity	$243,022	$74,048